CURATIVE HEALTH SERVICES, INC.
                            Corporate Headquarters
                              150 Motor Parkway
                             Hauppauge, NY 11788


                                          May 1, 2002


To Holders of the Common Stock of
CURATIVE HEALTH SERVICES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


      The 2002 Annual Meeting of Shareholders of Curative Health Services, Inc. will be held on Thursday, May 30, 2002 at 10:00 a.m., New York time, at the Company's corporate offices located at 150 Motor Parkway, Hauppauge, New York 11788, for the following purposes:

1. To nominate and elect seven (7) directors for terms expiring at the 2003 Annual Meeting of Shareholders;

2.    To vote on a proposed  amendment to the Company's  2000 Stock  Incentive
         Plan;

3. To vote on proposed amendments to the Company's Non-Employee Director Stock Option Plan;

4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors; and

5. To transact such other business as may properly be brought before the Meeting.

      It is important that your stock be represented at the meeting regardless of the number of shares that you hold. Whether or not you plan to attend the meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the accompanying postage-paid envelope.

                                          By Order of the Board of Directors

                                          /s/ Nancy F. Lanis
                                          ----------------------------------
                                              Nancy F. Lanis
                                              Secretary

                        CURATIVE HEALTH SERVICES INC.

                               PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Curative Health Services, Inc. (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held Thursday, May 30, 2002, at 10:00 a.m., New York time, at the Company's corporate offices located at 150 Motor Parkway, Hauppauge, New York 11788, and any adjournment thereof, for the purposes set forth in the Notice of Meeting. The shares represented by proxies in the form solicited will be voted in the manner indicated by a shareholder. In the absence of instructions, the proxies will be voted for the election of the nominees named in this Proxy Statement and for the management proposals discussed herein and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the meeting.

      The mailing address of the executive office of the Company is 150 Motor Parkway, Hauppauge, New York 11788. This Proxy Statement and the enclosed proxy are being furnished to shareholders of the Company on or about May 1, 2002.

      Returning your completed proxy will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy any time before the exercise thereof by written notice to the Secretary of the Company, by the return of a new proxy to the Company, or by voting in person at the Meeting. Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters.

      Shareholders of record at the close of business on April 17, 2002 are entitled to notice of and to vote at the Meeting. The issued and outstanding capital stock of the Company entitled to vote as of April 17, 2002 consisted of 11,562,209 shares of common stock, $.01 par value per share (the "Common Stock"). Each issued and outstanding share of Common Stock is entitled to one vote.

      A copy of the Company's Annual Report for the year ended December 31, 2001 is being furnished to each shareholder with this Proxy Statement.

                                 PROPOSAL #1
                            ELECTION OF DIRECTORS

      Section 3.02 of the Company's bylaws provides that the number of members of the Board of Directors shall be six or such other number as shall be determined from time to time by resolution of the Board of Directors or the shareholders. The Board of Directors has by resolution set the number of directors at seven.

      The Company's bylaws provide that nominations of persons for election as directors are to be made at a meeting of shareholders called for that purpose, whether at the direction of the Board of Directors or by a shareholder as provided in the bylaws. Seven directors are to be elected at the Meeting, each to hold office until the next Annual Meeting of
Shareholders and until his successor is elected and qualified. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and eligible to vote at the Meeting is required to elect a nominee as director. The persons named in the accompanying proxy will vote for the election of the nominees described herein, unless authority to vote is withheld. The Board of Directors has been informed that each of the nominees has consented to being named as a nominee and is willing to serve as a director if elected; however, if any nominee should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

      The following table lists the persons to be nominated for election as directors and their offices in the Company, if any:

   Name                   Position
--------------------------------------------------------------------------------
   Joseph L. Feshbach     Chairman of the Board, Interim Chief Executive Officer
   Paul S. Auerbach, MD   Director
   Daniel E. Berce        Director
   Lawrence P. English    Director
   Timothy I. Maudlin     Director
   Gerard Moufflet        Director
   John C. Prior          Director, President-- Specialty Healthcare Services


      Set forth below is certain information about each nominee for director of the Company, including each such person's name, age and principal occupations for the last five years.

      Joseph L. Feshbach, 48, is serving as Chairman of the Board and as Interim Chief Executive Officer. Since February 2000, Mr. Feshbach has served as a director of the Company and in November 2000 he was named Chairman of the Board. In March 2001 Mr. Feshbach was named Executive Chairman. In March 2002, Mr. Feshbach was elected Interim Chief Executive
Officer. Since December 1998, Mr. Feshbach has been a private investor. From 1983 to 1998, Mr. Feshbach was a cofounder and General Partner of Feshbach Brothers, a money management and brokerage firm. Mr. Feshbach is a director of QuadraMed Corporation, a publicly traded healthcare information technology company.

      Paul S. Auerbach, M.D., M.S., 51, has been a director of the Company since February 2000. Since October 1999, Dr. Auerbach has served as a Venture Partner with Delphi Ventures, a venture capital firm. From 1997 until 1999, Dr. Auerbach served as Chief Operating Officer of MedAmerica, a private company, and from 1995 to 1996 as Chief Operating Officer of Sterling Healthcare Group, a publicly traded company. Prior to that, Dr. Auerbach was Professor and Chief of Emergency Medicine at Stanford University Medical Center and, prior to that, held the same positions at Vanderbilt University Medical Center.

      Daniel E. Berce, 48, has been a director of the Company since February 2000. Since November 1996, Mr. Berce has served as Vice Chairman and Chief Financial Officer and a director of AmeriCredit Corp. a publicly traded finance company. From November 1994 until November 1996 Mr. Berce served as Executive Vice President, Chief Financial Officer and Treasurer of AmeriCredit Corp. and from May 1990 until November 1994, he served as Vice President, Chief Financial Officer and Treasurer of the Company. Prior to joining AmeriCredit, he was a partner with Coopers & Lybrand for four years and was with such firm for fourteen years. Mr. Berce is a certified public accountant. Mr. Berce is a director of INSpire Insurance Solutions, Inc., a publicly held company which provides policy and claims administration services to the property and casualty insurance industry and a director of AZZ Incorporated, a publicly held company that manufacturers specialty electronic equipment and provides galvanizing services to the steel fabrication industry.

      Lawrence P. English, 61, has been a director of the Company since May 2000. Since June 2000, Mr. English has been the Chief Executive Officer and a director of QuadraMed Corporation, a publicly traded healthcare information technology company. In January 2001, Mr. English was appointed Chairman of the Board of QuadraMed. From January 1999 to April 2000 Mr. English was an independent business consultant to venture capital firms. From 1996 to 1999, Mr. English served as Founder, Chairman and Chief Executive Officer of Aesthetics Medical Management, Inc., a physician practice management company. From 1992 to 1996, Mr. English was President of CIGNA HealthCare, one of the nation's largest health maintenance organizations ("HMO"). Prior to 1992, Mr. English held numerous senior level positions at CIGNA. Mr. English is also a director and Board Chairman of Clarent Hospital Corporation, a publicly traded company.

      Timothy I. Maudlin, 51, has been a director of the Company since 1984, and served as Secretary of the Company from November 1984 to December 1990. Mr. Maudlin served as President of the Company from October 1985 through December 1986. Mr. Maudlin has been the Managing General Partner of Medical Innovation Partners, a venture capital firm, since 1988 and since 1982 he has been an officer of the affiliated management company of Medical Innovation
Partners.  Mr.  Maudlin  also  serves as Chief  Financial  Officer  of Venturi
Group LLC.

      Gerard Moufflet, 58, has been a director of the Company since November 1989. Mr. Moufflet is the Chief Executive Officer of Acceleration International Corp., a private equity firm focused on healthcare investments in Europe and the United States. From 1989 to December 2001, Mr. Moufflet served as Managing Director of Advent International Corporation, a venture capital firm. Prior to joining Advent, Mr. Moufflet served as Corporate Vice President in charge of various Baxter International European operations and spent 17 years in marketing, financial and general management positions with that company's European businesses. Mr. Moufflet is a director of Serologicals Corporation, a publicly traded company and global provider of biological products and enabling technologies.

      John C. Prior, 48, has been a director of the Company since May 2001. He is currently President of the Specialty Healthcare Services unit of the Company. From March 2001 through September 2001 Mr. Prior served as the President and Interim Chief Executive Officer of the Company. From August 1995 through March 2001, Mr. Prior was the Chief Financial Officer. From 1987 through March 2001, Mr. Prior held various other positions with the Company, including Controller, Secretary, Vice President of Finance, Senior Vice President of Finance and Executive Vice President. From 1979 to 1987, Mr. Prior held a variety of positions in the Health Care Auditing/Consulting Group of KPMG Peat Marwick and was promoted to Senior Manager in 1984.

Committees of the Board of Directors

      The  Board  of  Directors  has   established  an  Audit   Committee,   a
Compensation and Stock Option Committee, and a Nominating Committee.

      Audit Committee. The members of the Audit Committee are Messrs. Berce (as Chairman), English and Maudlin, each of whom is an "independent director" as defined in Rule 4200(a)(14) of the Nasdaq Marketplace Rules. The Audit Committee generally reviews the scope of the audit with the independent public auditors and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included in last year's proxy statement.

      Compensation and Stock Option Committee. The members of the Compensation and Stock Option Committee are Messrs. English (as Chairman), Berce and Maudlin. All the members of the Compensation and Stock Option Committee, are "non-employee directors" (as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended). The Compensation and Stock Option Committee reviews and approves the compensation, including stock incentives, bonuses and benefits, of the executive officers of the Company and makes all determinations regarding the administration of the Company's various stock incentive plans and awards.

      Nominating  Committee.  The  members  of the  Nominating  Committee  are
Messrs. Prior (as Chairman) and Feshbach. The Nominating Committee will consider nominees for director recommended by shareholders. In order to have nominees considered, shareholders must provide the Nominating Committee with written notice of such proposal not later than 60 days following the end of the fiscal year to which the next annual meeting of shareholders relates, together with such nominee's name, age, address, principal occupations for the preceding ten years, and a brief statement in support of such nominee. The Nominating Committee is under no obligation to accept a nominee proposed by a shareholder pursuant to the foregoing procedure. All nominations ultimately made by the Nominating Committee are in such committee's sole discretion. In the alternative, a shareholder may nominate persons for election as directors by following the procedures set forth in the Company's bylaws.

      During Fiscal 2001 the Board of Directors met nine times; the Audit Committee met five times; the Compensation and Stock Option Committee met seven times; and the Nominating Committee did not meet. Each incumbent director attended at least 75% of all meetings of the Board and applicable committees held during Fiscal 2001.

Compensation of Directors

      In 2001 each non-employee director was paid an annual retainer of $12,000, $1,000 for each Board meeting attended in person or $350 for each Board meeting participated in by means of conference telephone. Each non-employee director also received an annual retainer of $1,500 for each Committee on which he served, and the chairman of the each Committee received an additional annual retainer fee of $3,000. Non-employee directors also received a fee of $500 for each Committee meeting attended, except for meetings held on the same date as a Board meeting. The members of the Nominating Committee received no fees or options for serving on that Committee.

      In consideration for the additional services he had been providing as a result of a change in the Company's management which occurred in late 2000, Mr. Feshbach was given the title of Executive Chairman in March 2001, awarded a monthly retainer in the amount of $15,000 per month, and granted an additional option to purchase 75,000 shares of Common Stock at $5.70 per share vesting at the rate of 15,000 shares every three months. In addition to options awarded to Gary Blackford under the Director Plan upon his election to the Board, Mr. Blackford, a former director and Chief Executive Officer of the Company, was awarded an option for 17,000 shares at $6.30 per share as an incentive to join the Board and in recognition of his special expertise in the specialty pharmacy industry, which market the Company had entered into through its acquisition of eBioCare.com, Inc. in March 2001. In recognition of his services in evaluating the injectables business of the Company's specialty pharmacy operations and in order to further align his interests with those of the shareholders, Mr. Blackford was awarded an additional option for 10,000 shares at $8.68 share in August 2001. Subject to certain conditions, all of these options awarded to Mr. Blackford vest as to one-third of the shares after one year and thereafter in equal installments at the end of the next eight successive three-month periods. At the same time in August 2001, in consideration for extra services performed as directors, Mr. Berce and Mr. Maudlin were each awarded options for 15,000 shares with an exercise price of $8.68 per share and, subject to certain conditions, vesting as to one-third of the shares after one year and thereafter in equal installments at the end of the next eight successive three-month periods. In September 2001, Mr. Feshbach's monthly retainer as Executive Chairman was increased to $20,000 per month in recognition of the substantial progress made in resolving the pending governmental investigations. Finally, in December 2001, the Compensation and Stock Option Committee awarded Mr. Feshbach a $50,000 cash bonus in recognition of the extra services he had performed for the Company during 2001, particularly with respect to resolving the governmental investigations.

      In 1993, the Company established a Director Share Purchase Program (the "Program") to encourage ownership of its Common Stock by its directors. Under the program, each non-employee director can elect to forego receipt of annual retainer and meeting fees in cash and, in lieu thereof, receive shares of Common Stock having a market value at the date of issuance equal to the cash payment.

      In 1995, the Company established a Non-Employee Director Stock Option Plan (the "Director Plan"). The purpose of the Plan is to promote the success of the Company by attracting and retaining non-employee directors by supplementing their cash compensation and providing a means for such directors to increase their holdings of Common Stock. The Company believes it is important that the interest of the directors be aligned with those of its shareholders and that the Director Plan strengthens that link. The Director Plan provides for an automatic initial grant of options to purchase 12,000 shares of Common Stock, at market value on date of grant, to a non-employee director upon his or her initial election as a member of the Board. The Director Plan also provides for the automatic grant of an option to purchase 12,000 shares of Common Stock, at market value on the date of grant, each time a non-employee director is re-elected as a member of the Board; provided that, in lieu of such annual grants upon re-election in 2000 and 2001, each non-employee director re-elected at the 2000 Annual Shareholders Meeting received a one-time grant of an option to purchase
24,000 shares of Common Stock, at market value on date of grant. As a result, none of the non-employee directors re-elected at the 2001 Annual Shareholders Meeting received an option grant under the Director Plan in 2001.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation and Stock Option Committee during 2001 consisted of Daniel A. Gregorie, M.D. (as Chairman), Mr. Berce and Mr. English, until the 2001 Annual Meeting of Shareholders when Dr. Gregorie left the Board, Mr. Maudlin was appointed to the Committee in place of Dr. Gregorie and Mr. English was chosen to act as its Chairman. Mr. Maudlin served as President of the Company from October 1985 through December 1986. In December 2001, the Company loaned Mr. Maudlin $133,683 which represented 80% of the aggregate exercise price payable to the Company by Mr. Maudlin in connection with an exercise by Mr. Maudlin of certain Company stock options. See "Certain Transactions" for more information about this loan.

      Mr. English, who currently serves as the Chairman of the Compensation and Stock Option Committee, is the Chairman and Chief Executive Officer of QuadraMed Corporation. Mr. Feshbach, the Chairman of the Board and Interim Chief Executive Officer of the Company, is a director of QuadraMed Corporation.

                              EXECUTIVE OFFICERS

      Set forth below is certain information about each current executive officer of the Company who is not a director of the Company, including name, age and principal occupations during the past five years. All of the executive officers of the Company are elected by the Board of Directors to serve until the next Annual Meeting of the Board of Directors or until their successors are elected and qualified.

      William C. Tella, 44, has served as President, Specialty Pharmacy Services since March 2002. From June 1999 to March 2002, he served as Senior Vice President of Corporate Development and Communications. From December 1995 to June 1999 Mr. Tella served as Vice President of Corporate Development and Communications. From October 1993 to 1995, he served as Vice President of Sales and Marketing. Mr. Tella held the position Director of Marketing from November 1987 to 1993.

      Roy McKinley, 42, has served as Senior Vice President since September 2000 and is primarily responsible for meeting the sales, marketing and field operations objectives of the Specialty Healthcare Services unit. From July 1998 to September 2000, Mr. McKinley served as Vice President of Sales and Marketing. From January 1996 to 1998 he served as the South West Region Vice President. Prior to joining the Company, Mr. McKinley was an Area Vice President for the Mid Atlantic Area for Coram Healthcare, Inc., a Denver based alternate site infusion and ancillary healthcare services company. From 1988 to 1993 Mr. McKinley held regional and general management positions with McGaw, Inc. and Medical Care America, Inc. in the medical supply and alternate-site infusion care industries.

      Nancy F. Lanis, 45, has served as Senior Vice President and General Counsel since June 2001, and as Corporate Secretary since September 2001. From March 2000 to June 2001, Ms. Lanis was Of Counsel at Ruskin, Moscou, Evans & Faltischek, P.C. in the Corporate and Health Law Practice Groups. From September 1991 to March 2000, Ms. Lanis held a number of positions with the Health Services Division (now known as Gentiva Health Services, Inc.) of Olsten Corporation, ultimately serving as its Vice President and General Counsel for Infusion and Biotech at the time of her departure. Ms. Lanis was Corporate Counsel at W.R. Grace & Co. from 1985 to September 1991, and was associated with the firm of Cole & Deitz (now known as Winston & Strawn) from 1983 to 1985.

      Thomas Axmacher, 43, is Senior Vice President of Finance and Chief Financial Officer. From March 2001 to April 2002, he served as Vice President of Finance and Chief Financial Officer. From August 1997 to March 2001, Mr. Axmacher served as Vice President and Controller. From March 1991 to August 1997 he served as Controller of the Company. Prior to joining the Company, Mr. Axmacher spent six years at Tempo Instrument Group, an electronics manufacturer where he served as Vice President and Controller.

      Michelle LeDell, 43, has served as Vice President of Human Resources since January 2002. From March 1996 to January 2002, Ms. LeDell served as Senior Director of Human Resources at Express Scripts, a pharmacy benefit management company. From October 1995 to March 1996, Ms. LeDell worked at Dain Bosworth, an investment banking firm, where she served as Manager of Human Resources. From 1984 to 1995, Ms. LeDell worked at the Prudential companies, an insurance organization, with eight of those years being spent in human resources. From 1982 to 1984, Ms. LeDell was a financial analyst with Dun and Bradstreet, a credit rating services company.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table summarizes the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by (i) each person who served as the Chief Executive Officer of the Company at any time during 2001, (ii) the four executive officers of the Company most highly compensated in salary and bonus for 2001 who were also serving as executive officers of the Company on December 31, 2001, and (iii) the two persons most highly compensated in salary and bonus for 2001 who served as executive officers of the Company during 2001 but were not serving as executive officers on December 31, 2001 (the "named executive officers").


                  Annual Compensation                     Long Term Compensation

                                                     Other  RestrictedSecurities    All
Name and Principal                                  Annual    Stock   Underlying   Other
Position (as of Dec. 31,  Year   Salary     Bonus    Comp.   Awards     Options    Comp.
                  2001)           ($)     ($) (1)  ($) (2)  ($) (3)      (#)     ($) (4)
-----------------------------------------------------------------------------------------
Gary Blackford (5)        2001   83,462         0    -            0     430,000        0
Chief Executive Officer

John Prior (6)            2001  257,605     3,240    -       86,800      20,000    3,400
President & Former        2000  210,915   120,940    -            0     150,000    3,400
Interim Chief Executive   1999  194,250   116,548    -       82,500      46,000    3,200
Officer

William Tella             2001  187,000     2,244    -       43,400           0    2,878
Senior Vice President     2000  177,113    93,555    -            0     110,000    3,400
Business Development      1999  155,596    99,000    -       71,500      35,000    3,200

Roy McKinley (7)          2001  187,200     2,246    -            0           0    3,400
Senior Vice President     2000  164,400   101,088    -            0     108,000    3,400

Jule Crider (8)           2001  177,920         0    -            0           0  266,508
Senior Vice President     2000  148,832    97,200    -            0     108,000    3,400

Thomas Axmacher (9)       2001  147,392     1,470    -            0      10,000    3,400
Chief Financial Officer

Anthony Leiker (10)       2001  259,615         0    -            0     200,000        0
President, eBioCare.com

-----------------------------------------------------------------------------------------


(1) Represents amounts awarded under the Company's Incentive Compensation Plan for the fiscal year indicated. All such awards are actually paid in the fiscal year immediately following the year for which the award is made.

(2) Amounts paid did not exceed the lesser of $50,000 or ten percent (10%) of salary and bonus for any of the named individuals.

(3) The number of shares of restricted stock awarded were as follows: Mr. Prior 15,000 shares in 1999 and 10,000 shares in 2001; Mr. Tella 13,000 shares in 1999 and 5,000 shares in 2001. The value of such shares is calculated using the closing price for the Company's Common Stock on the date of the award (i.e., $5.50 for 1999 awards; $8.68 for 2001 awards). As of December 31, 2001, an aggregate of 43,000 shares of restricted stock were held by the named executive officers with an aggregate value of $580,500 based on the closing price on that date. One third of the shares covered by these restricted stock awards vest after one year with the balance of each award vesting thereafter in equal installments at the end of the eight successive three month periods following the initial vesting date. The recipients of these restricted stock awards are entitled to receive any dividends declared with respect to the restricted shares.

(4) All amounts represent Company matching contributions to 401(k) plan, except that amount payable to Ms. Crider for 2001 represents severance payment.

(5) Mr. Blackford was hired as Chief Executive Officer of the Company in September 2001. Mr. Blackford's employment was terminated in March 2002.

(6) Mr. Prior served as Interim Chief Executive Officer of the Company prior to the hiring of Mr. Blackford In September 2001.

(7)   Mr. McKinley became an executive officer in August 2000.

(8)   Ms.  Crider  became  an  executive   officer  in  August  2000  and  her
     employment with the Company was terminated in November 2001.

(9)   Mr. Axmacher became an executive officer in March 2001.

(10)  Mr. Leiker became an executive officer in March 2001.

Stock Option Tables

      The following tables summarize stock option grants and exercises during Fiscal 2001 to or by the named executive officers, and the value of the options held by such persons at the end of Fiscal 2001.

                          Option Grants in Fiscal 2001
---------------------------------------------------------------------------------------------
                                                                  Potential Realizable Value
                                                                  at Assumed Annual Rates
                                                                  of Stock Price Appreciation
                             Individual Grants                    for Option Term
---------------------------------------------------------------------------------------------
                              % of
                  Number of   Total
                  Securities  Options
                  Underlying  Granted to
                  Options     Employees   Exercise
                  Granted     in Fiscal   Price     Expiration
 Name             (#)(1)      Year        ($/Sh)    Date             5% ($)     10% ($)

---------------------------------------------------------------------------------------------

Mr. Blackford    40,000 (2)    3.1%       6.30      7/10/2011        158,760      400,680
                 10,000 (2)    0.8%       8.68      8/24/2011         54,684      138,012
                 380,000(3)   29.7%       8.85      9/17/2011      2,118,690    5,347,170

Mr. Prior         20,000       1.6%       5.70      3/30/2011         71,820      181,260

Mr. Tella              0         -           -              -              -            -

Mr. McKinley           0         -           -              -              -            -

Ms. Crider             0         -           -              -              -            -

Mr. Axmacher      10,000       0.8%       5.70      3/30/2011         35,910       90,630

Mr. Leiker       200,000     15.64%       5.70      3/30/2011        718,200    1,812,600

---------------------------------------------------------------------------------------------

(1) Except as otherwise noted, the options become exercisable after one year with respect to one-third of the shares with the balance of the shares becoming exercisable in equal installments on the last day of each of the eight successive three month periods following the initial exercisability date.

(2) Represents options that were awarded to Mr. Blackford in his capacity as a non-employee director prior to his employment by the Company. See "Compensation of Directors" above for information on vesting.

(3) Represents options awarded at the commencement of his employment as the Company's Chief Executive Officer. These options become exercisable on a monthly basis at the rate of 1/36th of the total number of shares each month.

                        Option Exercises in Fiscal 2001
                                     and
                         Value at End of Fiscal 2001

-----------------------------------------------------------------------------------------------------

                                            Number of Securities
                                            Underlying Unexercised       Value of Unexercised
                   Shares                   Options at                   In-the Money Options at
                   Acquired on  Value       Fiscal Year End (#)          Fiscal Year End ($)
                   Exercise     Realized
Name               (#)          ($)         Exercisable/Unexercisable    Exercisable/Unexercisable (1)

------------------------------------------------------------------------------------------------------

Mr. Blackford     50,000(2)     232,500        0 / 380,000                  0       / 1,870,700

Mr. Prior              0              -        150,834 / 171,416            856,822 /   873,744

Mr. Tella              0              -        112,280 /  64,170            742,747 /   499,703

Mr. McKinley           0              -         63,337 /  64,164            382,962 /   506,532

Ms. Crider         7,000         31,500         85,158 /       0            591,117 /         0

Mr. Axmacher       1,700         14,132         45,457 /  34,168            219,919 /   265,824

Mr. Leiker             0              -              0 / 200,000                  0 / 1,560,000

-----------------------------------------------------------------------------------------------------

(1) Calculation is based on the difference between the closing price of the Common Stock on December 31, 2001 and the exercise price of the options for each optionee.

(2) 5,000 of the shares acquired by Mr. Blackford in this exercise were subject to a condition, which was not satisfied due to his departure from the Company in March 2002.

Employment and Other Agreements

      On September 17, 2001, the Company entered into an employment agreement with Mr. Blackford. Under the employment agreement, Mr. Blackford was entitled to receive an annual base salary of $350,000 and to participate in any incentive compensation program in effect from time to time for executives of the Company. In addition, the Company agreed to grant Mr. Blackford options for the purchase of 380,000 shares of the Company's common stock. The employment agreement had an initial term of one year and renewed automatically for additional one year periods unless notice of termination was given at least three months prior to renewal. The Company could terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Blackford, and Mr. Blackford could terminate the employment agreement at any time upon 60 days' prior written notice to the Company. In the event the Company terminated (or elected not to renew) the employment agreement without cause, or in the event Mr. Blackford terminated the agreement due to a breach by the Company, prior to a change of control, Mr. Blackford would be entitled to receive a lump sum severance payment equal to Mr. Blackford's then current base salary plus, subject to certain conditions, an amount equal to between 25% and 50% of his then current base salary. If the employment agreement was terminated (or not renewed) by the Company or by Mr. Blackford, for any reason, during the period following a change in control, Mr. Blackford would be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus, subject to certain conditions, an amount equal to between 25% and 50% of his then current base salary. In addition, to the extent not otherwise required under the Company's stock option plan or any award agreement with Mr. Blackford, any unvested stock option awards would vest and become immediately exercisable in full after a change in control. Mr. Blackford's employment with the Company was terminated in March 2002. To date, no termination or severance payments have been made to Mr. Blackford.

      On September 1, 1997, the Company entered into an amended and restated employment agreement with Mr. Prior. Under the employment agreement, Mr. Prior initially received an annual base salary of $175,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Prior, and Mr. Prior may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elects not to renew, Mr. Prior will be entitled to receive a lump sum severance payment equal to Mr. Prior's then current base salary plus the arithmetic average of payments made to Mr. Prior pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's stock option plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Mr. Prior for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Prior shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Mr. Prior pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. Prior from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

      On June 1, 1999, Mr. Tella was promoted to Senior Vice President - Corporate Development and Technical Services and entered into an amended and restated employment agreement with the Company. Under the employment agreement, Mr. Tella initially received an annual salary of $165,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Tella, and Mr. Tella may terminate the employment agreement at any time upon 30 days' prior written notice to the

Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elects not to renew, Mr. Tella will be entitled to receive a lump sum severance payment equal to Mr. Tella's then current base salary plus the arithmetic average of payments made to Mr. Tella pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's stock option plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Mr. Tella for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Tella shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Mr. Tella pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's stock option plan any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. Tella from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

      On September 18, 2000, Mr. McKinley was promoted to Senior Vice President and entered into an amended and restated employment agreement with the Company. Under the employment agreement, Mr. McKinley initially received an annual salary of $187,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. McKinley, and Mr. McKinley may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elects not to renew, Mr. McKinley will be entitled to receive a lump sum severance payment equal to Mr. McKinley's then current base salary plus the arithmetic average of payments made to Mr. McKinley pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's stock option plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Mr. McKinley for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. McKinley shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Mr. McKinley pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's stock option plan any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. McKinley from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

      On September 18, 2000 Ms. Crider was promoted to Senior Vice President and entered into an amended and restated employment agreement with the Company. Under the employment agreement, Ms. Crider initially received an annual salary of $180,000 and was entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement was subject to annual review and increase by the Compensation Committee. The employment agreement had an initial term of one year and renewed automatically for additional one year periods unless notice of termination was given at least three months prior to renewal. The Company could terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Ms. Crider, and Ms. Crider could terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminated the employment agreement without cause prior to a change of control (defined below) or elected not to renew, Ms. Crider would be entitled to receive a lump sum severance payment equal to Ms. Crider's then current base salary plus the arithmetic average of payments made to Ms. Crider pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurred. In addition, to the extent not otherwise required under the Company's stock option plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination would vest and become immediately exercisable in full. If the employment agreement was terminated (or not renewed) by the Company without cause or by Ms. Crider for good reason during the twelve month period immediately following a change in control (or was terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Ms. Crider would be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Ms. Crider pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurred. In addition, to the extent not otherwise required under the Company's stock option plan any unvested stock option awards would vest and become immediately exercisable in full. The employment agreement also restricted Ms. Crider from competing with the Company under certain circumstances during her employment with the Company and for a period of two years thereafter.

      In connection with her termination as an executive officer of the Company in November 2001, Ms. Crider entered into a Termination Memorandum. Pursuant to this agreement, Ms. Crider received a severance payment equivalent to one year of salary plus an amount equal to the average of the bonuses she had received in the prior three years. In addition, all options held by Ms. Crider, which would have vested pursuant to the terms of their respective grants at any time on or before November 20, 2002, vested and became immediately exercisable. In addition, Ms. Crider is restricted from competing with the Company under any circumstances for a period of two years.

      On September 24, 1999, the Company entered into an employment agreement with Mr. Axmacher. Under the employment agreement, Mr. Axmacher initially received an annual salary of $110,854 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one-year periods unless notice of termination is given at least 30 days prior to renewal. The Company may terminate the employment agreement at any time with or without cause without notice to Mr. Axmacher, and Mr. Axmacher may terminate the employment agreement at any time upon 60 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause or elects not to renew, Mr. Axmacher will be entitled to receive six months of severance pay at the salary level in effect on the date of termination, paid in accordance with the Company's normal payroll policies. The employment agreement also restricts Mr. Axmacher from competing with the Company under certain circumstances during his employment with the Company and for a period of one year thereafter.

      In connection with the acquisition of eBioCare.com, Inc. in March 2001, Mr. Leiker entered into an employment agreement with the Company. Under the employment agreement, Mr. Leiker initially received an annual salary of $270,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of three years and renews automatically for additional one-year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time, if such termination is for cause, or, if for any reason other than for cause, upon 30 days' prior written notice to Mr. Leiker, and Mr. Leiker may terminate the employment agreement at any time without notice or, if the termination is for good reason, upon 60 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause, or elects not to renew, prior to a change of control, Mr. Leiker will be entitled to receive a lump sum severance payment equal to Mr. Leiker's then current base salary plus the arithmetic average of payments made to Mr. Leiker pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's stock option plan, any unvested stock option awards that would have vested during the twelve-month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated, or not renewed, by the Company without cause or by Mr. Leiker for good reason during the twelve-month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Leiker shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Mr. Leiker pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's stock option plan any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. Leiker from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

      The options held by the executive officers of the Company provide for the acceleration of vesting of the options upon a change in control of the Company. For the purpose of these amendments, the term "change in control" includes a sale of substantially all of the Company's assets; the acquisition by a person or group of beneficial ownership of 51% or more of the outstanding Common Stock or the commencement of a tender offer for such an acquisition; a merger in which the shareholders of the Company receive shares of another company; a reorganization, merger or other transaction resulting in the consolidation of the Company with another company for federal income tax purposes; a change in the members of the Board of Directors such that a majority of the Board of Directors was not recommended by the Board of Directors for election by the shareholder; and any other transaction in which there is a sufficient change in the share ownership of the Company to change the effective control of the Company.

                             CERTAIN TRANSACTIONS

      In December 2001 and January 2002, in order to encourage the directors and executive officers of the Company to increase their equity stake in the Company, the Board of Directors offered to accelerate the exercisability of certain options held by directors and executive officers (provided that the underlying shares could not be sold until such time, if any, as the option would have become exercisable under its original terms) and to provide the directors and officers with loans to cover 80% of the aggregate exercise price of any options they elected to exercise. Under this program, in December 2001 Mr. Blackford borrowed $354,000 and Mr. Maudlin borrowed $133,683. In 2002, Mr. Blackford borrowed an additional $708,000, Mr. Auerbach borrowed $77,495, Mr. Prior borrowed $600,870, Mr. Tella borrowed $489,959, Ms. Lanis borrowed $78,200, Mr. McKinley borrowed $245,344, Mr. Axmacher borrowed $103,795 and Mr. Leiker borrowed $303,997 to fund 80% of the exercise price of certain options. All of these loans bear interest at an annual rate of 2.46%. To date none of these loans has been repaid.

                              PERFORMANCE GRAPH

      The graph below compares the cumulative total return on the Company's Common Stock during the five year period ended December 31, 2001 with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Health Services Index (assuming the investment of $100 in each vehicle on January 1, 1997 and reinvestment of all dividends).

                     COMPARISON OF CUMULATIVE TOTAL RETURN
      NASDAQ US STOCKS, CURATIVE COMMON & NASDAQ HEALTH SERVICES INDICES

             Curative Health           NASDAQ                  NASDAQ
             Services, Inc.            U.S. Stocks             Health Services
--------------------------------------------------------------------------------
1997          100.000                   100.000                 100.000
1998          103.475                   161.270                  85.595
1999           23.938                   299.629                  68.850
2000           17.174                   180.222                  94.511
2001           41.699                   142.993                 102.183

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is responsible for reviewing the performance of the Company's executive officers and establishing their compensation, including base salary, bonus incentive compensation and other benefits, if any, as well as grants to executive officers and other employees of long-term compensation incentives in the form of stock options pursuant to the Company's stock incentive plans. The Committee also makes recommendations as to compensation policies for the overall Company. The Committee is composed of three independent, non-employee directors. The key objectives of the Committee in administering executive compensation are the following:

o Aligning the economic interests of executive officers with both the short-and long-term interests of shareholders.

o Motivating executive officers to undertake strategic business initiatives and rewarding them for the successful development and implementation of those initiatives.

o Attracting and retaining key executive officers who will contribute to the long-term success of the Company.

      At present, there are three main components of compensation for executive officers: base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of stock options.

Base Salary

      The Committee sets base salaries for executive officers (including the Chief Executive Officer) with reference to the specific responsibilities of the executive officer, his or her experience in the industry, and other competitive factors. The Committee reviews each executive officer's base salary annually and makes appropriate adjustments depending upon industry trends in executive salaries, Company financial and operating performance, and such individual's performance and contribution to the Company's growth and success. Due to numerous factors, including the Company's ongoing legal difficulties in the Specialty Healthcare Services unit, the departure of John Vakoutis as the Company's Chief Executive Officer in December 2000, the subsequent appointment of Mr. Feshbach as Executive Chairman and Mr. Prior as President and Interim Chief Executive Officer, followed by the hiring of Mr. Blackford as Chief Executive Officer in September 2001, and the addition of a new business segment to the Company with the acquisition of eBioCare.com in March 2001, 2001 was not a typical year for the Company in terms of financial or operational performance. Accordingly, many of the compensation decisions made during 2001 were based on changes in management and management positions, considering market conditions, equity factors and management recommendations. In January 2001 the Committee approved base salary increases recommended by Mr. Prior, including his recommendation that the base salaries of several of the executive officers be raised to put them on a par with other members of the executive team. As a result, the base salaries of the Company's executive officers (other than the Chief Executive Officer) generally increased for the year ended December 31, 2001 by an average of approximately five percent over their base salaries for the prior year.

      The Committee's decisions during 2001 regarding base compensation for its chief executive officer reflected the increased responsibilities assumed by the individual carrying out the functions of the chief executive officer. Early in 2001, Mr. Feshbach was given the title of Executive Chairman and awarded a monthly retainer to recognize the increase in the time devoted by him to the Company after the departure of Mr. Vakoutis. See "Compensation of Directors" above. In March 2001, when Mr. Prior was promoted to President and Interim Chief Executive Officer of the Company, the Board of Directors increased his annual salary from $223,961 to $270,000 in recognition of the increased responsibilities associated with his new position. Finally in September 2001, the Committee recommended and the Board approved the hiring of Mr. Blackford as Chief Executive Officer of the Company. Mr. Blackford's employment agreement provided for an initial base salary of $350,000 per year which was the result of a lengthy negotiation between the Company and Mr. Blackford. In determining the amounts to be paid either as retainers or as salary in consideration for senior executive leadership during 2001, the Committee was primarily guided by the need to provide appropriate incentives for individuals based on market and equity considerations.

Bonus Incentive Compensation

      The executive officers of the Company (including the Chief Executive Officer) participate in the Company's Annual Incentive Compensation Program, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company equal to a predetermined percentage of such officer's base salary, as a function of the Company's achievement of quarterly operating earnings goals and certain other milestones. Furthermore, a predetermined weighting of the earnings goals and certain milestones is set for each officer.

      At the beginning of the fiscal year of the Company, the Committee approves pre-determined percentages of the executive officers' base salary that will be paid in the form of a cash bonus if the Company achieves certain targeted goals as approved by the Committee. In addition, at the beginning of each fiscal year the Committee establishes certain operational milestones for the Company related to the achievement of healing outcomes of patients treated at the wound care programs, patient satisfaction results, other meaningful corporate goals which the Company's Specialty Healthcare and Specialty Pharmacy Services units might expect to accomplish in such fiscal year and an individual milestone for each officer. The Committee also establishes a specified percentage of the executive officers' base salaries that will be paid in relation to the achievement of each milestone. The earnings goals and the special milestones established by the Committee will permit the executive officers, except the Chief Executive Officer, to earn up to 60 percent of their base salary in the form of a cash bonus. The executive officers' actual bonuses are awarded and paid in the following fiscal year once the Company's financial results and milestone achievements for the prior fiscal year have been finally determined.

      For fiscal 2001, the Company's performance overall and the achievements of individuals were negatively impacted by the Company's legal issues, a turbulent hospital industry and the generally weak economy. As a result, in December 2001 the Committee determined not to award any bonuses to the executive officers under the Annual Incentive Compensation Program for 2001.

      With respect to the Company's executive officers, the Committee determined that some modest cash incentive compensation was warranted to recognize the service provided by certain officers during the difficult situation faced by the Company in 2001. The Committee did not award Mr. Blackford any cash incentive compensation due to his being just recently hired in September 2001.

Stock Options and Restricted Stock Awards

      Although the Committee did not make an across the board grant of options to the executive officers during 2001, it did grant options and award shares of restricted stock to various officers for specific reasons. Mr. Blackford, Mr. Leiker and Ms. Lanis were granted 380,000, 200,000 and 50,000 options, respectively, in connection with their hiring by the Company. Similarly, Mr. Prior and Mr. Axmacher were granted 20,000 and 10,000 options in connection with promotions received during 2001. In addition, Mr. Prior was awarded 10,000 shares of restricted stock in recognition of his special efforts on behalf of the Company in resolving its legal issues with the Department of Justice. Mr. Tella was also awarded 5,000 shares of restricted stock in recognition of his special efforts in connection with matters relating to Cytomedix.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, sets a $1.0 million limit on the amount of deductible compensation that can be paid in any year to an executive officer of the Company. "Qualified performance-based compensation" (as defined under Section 162(m)) is excluded from the calculation of this $1.0 million limit. Although the Committee does not believe that the annual compensation for 162(m) purposes for any of the Company's executive officers will exceed $1.0 million in fiscal 2002, the Company has taken the necessary steps to allow stock options granted under the 2000 Stock Incentive Plan to qualify as "qualified performance-based compensation" and so be excluded from this calculation.

Members of the Compensation and Stock Option Committee:

Lawrence P. English, Chairman
Daniel E. Berce, Member
Timothy I. Maudlin, Member

                            AUDIT COMMITTEE REPORT

      The Audit Committee oversees the Company's internal controls and financial reporting process on behalf of the Board of Directors. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors the appointment of the Company's independent auditors.

      Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the Company's financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

      In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

      The  Company's  independent  accountants  also  provided  to  the  Audit
Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm's independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants' independence.

      Based upon the Audit  Committee's  discussion  with  management  and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Daniel E. Berce, Chairman
Lawrence P. English, Member
Timothy I. Maudlin, Member

         STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of Common Stock of the Company as of March 31, 2002 with respect to (1) each person who owned of record or was known by the Company to own beneficially more than five percent of the issued and outstanding shares of Common Stock, (2) each director, (3) each named executive officer, and (4) all directors and current executive officers as a group.

                                                                Percentage of
                                        Amount and Nature       Common Stock
Name and Address                   of Beneficial Ownership      Outstanding
-------------------------------------------------------------------------------

Cannell Capital, LLC...............      903,800(1)                7.9%
150 California Street
San Francisco, CA  94111

Joseph L. Feshbach.................      242,655(2)(3)             2.1%
Paul S. Auerbach, M.D. ............       18,581(3)                *
Daniel E. Berce....................       36,249(3)                *
Lawrence P. English................       62,333(3)                *
Timothy I. Maudlin.................      150,601(3)(4)             1.3%
Gerard Moufflet....................      116,807(3)                1.0%
John C. Prior......................      228,277                   2.0%
Gary Blackford.....................       63,333                   *
William C. Tella...................      143,517                   1.3%
Roy McKinley.......................       78,896                   *
Jule Crider........................            0                   *
Thomas Axmacher....................       68,560                   *
Anthony Leiker.....................       86,666                   *

All directors and current executive officers as
 a group (12 persons)..............    1,305,143(3)                11.1%
------------------------------------------------------------------------------
*   Ownership does not exceed 1%

(1) Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of April 5, 2002, filed with the Securities and Exchange Commission.

(2) Includes 219,659 shares held in trust.

(3) The number of shares shown in the table with respect to the following persons and group, includes the indicated number of shares which are issuable upon exercise of options exercisable within 60 days of March 31, 2002 ("currently exercisable options"): Mr. Feshbach 22,996 shares; Mr. Auerbach 5,581 shares; Mr. Berce 30,249 shares; Mr. English 32,333 shares, Mr. Maudlin 4,082 shares; Mr. Moufflet 40,207 shares and all directors and current executive officers as a group 297,186 shares.

(4) Includes 40,700 shares owned by Mr. Maudlin's spouse and child. Mr. Maudlin disclaims beneficial ownership of the shares owned by his spouse and child.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than ten percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of
ownership   and  reports  of  changes  in  ownership  of  such  Common  Stock.
Directors, executive officers and ten percent or more beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports filed. Based solely on a review of the copies of such forms and certain
representations,   the  Company   believes   that  all  Section  16(a)  filing
requirements applicable to its executive officers, directors and ten percent shareholders were in compliance, except that: a March 2001 Form 3 filing, and Form 4 filings for May and June 2001 with respect to the acquisition of 20,000 shares of Common Stock, with the Securities and Exchange Commission for Mr. Leiker were inadvertently omitted at the time such filings were due, and Form 4's filed for Mr. Maudlin and Mr. Feshbach in June 2001 were inadvertently filed approximately 15 minutes after the deadline for filing such forms with the Securities and Exchange Commission.

                                  PROPOSAL #2
                         APPROVAL OF AMENDMENT TO THE
           CURATIVE HEALTH SERVICES, INC. 2000 STOCK INCENTIVE PLAN

      In April 2002, the Board of Directors amended the Curative Health Services, Inc. 2000 Stock Incentive Plan (the "Plan"), subject to shareholder approval, to increase the number of shares of Common Stock available for issuance pursuant to options awards (including Incentive Stock Options (as defined below)) granted thereunder from 1,600,000 to 2,177,900. As of March 31, 2002, only 383,114 shares were available for grant under the Plan.

      The purpose of the Plan is to aid in attracting and retaining personnel capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company's business and to afford such persons an opportunity to acquire a proprietary interest in the Company. The Board of Directors believes that the increase in authorized shares is necessary because of the need to continue to make awards under the option plan to attract and retain key employees. In addition, since the first quarter of 2001 the Company has been actively growing its Specialty Pharmacy Services unit through the acquisition of complementary businesses, such as Apex Therapeutic Care, Inc. and Hemophilia Access, Inc. The Board of Directors believes that the ability to grant stock incentive awards under the Plan to new officers and employees is crucial to the Company's ability to continue to take advantage of opportunities to acquire such complementary businesses and expand the Company's presence in specialty pharmacy services.

Summary of the Plan

      Subject to shareholder approval at the Meeting, the total number of shares that may be granted under the Plan, and the total number of shares of Common Stock that may be purchased upon exercise of Incentive Stock Options (as defined below) granted under the Plan will be increased by 577,900 to 2,177,900. Any shares that are used by a Plan participant as full or partial payment to the Company of the purchase price relating to an award, or in connection with the satisfaction of tax obligations relating to an award in accordance with the provisions relating to tax withholding under the Plan, will again be available for the granting of awards under the Plan. In addition, if any shares covered by an award under the Plan are not purchased or are forfeited or are otherwise not delivered, then such shares shall again be available for granting awards under the Plan. In order to ensure that awards under the Plan will be "performance-based" compensation and so deductible for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Plan provides that, no person may be granted awards representing an aggregate of more than 500,000 shares of Common Stock in the aggregate in any calendar year.

Eligibility

      Any employee, officer, consultant, independent contractor or director providing services to the Company or any of its affiliates is eligible to receive awards under the Plan. Approximately 400 individuals are eligible to participate in the Plan as of the date of this proxy statement. No awards may be granted under the Plan after May 31, 2010.

Types of Awards; Plan Administration

      The Plan permits the granting of (a) stock options, including incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Code, and stock options that do not meet such requirements ("Nonqualified Stock Options"), (b) restricted stock and restricted stock units, (c) performance awards, (d) stock appreciation rights ("SAR's"), and
(e) other awards valued in whole or in part by reference to or otherwise based upon the Company's stock ("other stock-based awards"). The Plan is administered by a committee of the Board of Directors consisting exclusively of two or more members of the board of directors who are not also employees of the Company (the "Committee"). The Committee has the authority to establish rules for the administration of the Plan, to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards, and to set the terms and conditions of such awards. The Committee may also determine whether, and to what extent, any amounts payable with respect to awards under the Plan would be deferred, and whether any deferral would be automatic or at the election of the holder of the award or the Committee. Determinations and interpretations with respect to the Plan are at the sole discretion of the Committee, whose determinations and interpretations are binding on all interested parties. The Committee may delegate to one or more officers the right to grant awards under the Plan, except with respect to officers or directors of the Company or any affiliate of the Company who are subject to
Section  16(b) of the  Securities  Exchange Act of 1934, as amended (the "1934
Act").

      Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the Committee shall determine. The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award shall not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option, SAR or award. Options shall be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by tendering shares of Common Stock or other consideration including, without limitation, promissory notes, other securities, other awards or other property, or any combination thereof, having a fair market value on the date the option is exercised equal to the exercise price. Determinations of fair market value under the Plan are made in accordance with methods and procedures established by the Committee.

      The Plan provides that the Committee may grant reload options, separately or together with another option, and may establish the terms and conditions of such reload options. Pursuant to a reload option, the optionee would be granted a new option to purchase the number of shares not exceeding the sum of (i) the number of shares of Common Stock tendered as payment upon the exercise of the option to which such reload option relates, and (ii) the number of shares of the Company's Common Stock tendered as payment of the amount to be withheld under income tax laws in connection with the exercise of the option to which such reload option relates. Reload options may be granted with respect to options granted under any stock option plan of the Company.

      The holder of restricted stock may have all of the rights of a shareholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted as the Committee imposes. Restricted stock may not be transferred by the holder until any restrictions established by the Committee have lapsed. Holders of restricted stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock (or a cash payment equal to the fair market value of such shares) at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units are forfeited, unless the Committee determines otherwise.

      Performance awards may provide the holder thereof the right to receive payments, in whole or in part, upon the achievement of such goals during such performance periods as the Committee shall establish. A performance award granted under the Plan may be denominated or payable in cash, shares of Common Stock, or restricted stock, other securities, other awards or other property.

      The holder of an SAR will be entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

      The Committee is also authorized to establish the terms and conditions of other stock-based awards.

Miscellaneous

      Except as otherwise provided in any award agreement (other than an award agreement relating to an Incentive Stock Option) pursuant to terms determined by the Committee, no award granted under the Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will, by designation of a beneficiary, or by laws of descent and distribution. Except as otherwise provided, each award shall be exercisable, during such individual's lifetime, only by such individual, or, if permissible under applicable law, by such individual's guardian or legal representative.

      If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company or other similar corporate transaction or events affects the shares of Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or under an award, the Committee may, in such manner as it deems equitable or appropriate in order to prevent such dilution or enlargement of any such benefits or potential benefits, adjust any or all of (a) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards, (b) the number and type of shares (or other securities or property) subject to outstanding awards, and (c) the purchase or exercise price with respect to any award. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

      The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan at any time, provided that, without shareholder approval, no such amendment, alteration, suspension, discontinuation or termination shall be made, that (i) would violate the rules or regulations of the Nasdaq National Market or of any securities exchange applicable to the Company; or
(ii) would cause the Company to be unable under the Code to grant Incentive Stock Options under the Plan.

Tax Consequences

      The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a Nonqualified Stock Option or SAR. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

      With respect to other awards granted under the Plan that are payable in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of Common Stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over
(ii) the amount (if any) paid for such shares of Common Stock by the holder, and the Company will be entitled at that time to a tax deduction for the same amount.

      Under the Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt or exercise of the award of shares previously owned by the optionee) to the Company to satisfy federal and state withholding tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions to) an award. The amount of such bonus will be taxable to the participant as ordinary income, and the Company will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and eligible to vote at the Meeting is required to approve this proposal.

                                 PROPOSAL #3
                         APPROVAL OF AMENDMENT TO THE
                   NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

        The Company's Board of Directors has adopted, subject to shareholder approval, amendments to the Non-Employee Director Stock Option Plan (the "Director Plan") which provide that

      (a)   the  initial  and  annual  option  grants  made  to   non-employee
      directors under the Director Plan upon their re-election to the Board of Directors be increased from 12,000 shares to 15,000 shares,

      (b) the initial and annual option grants described in clause (a) above be immediately fully vested and exercisable,

      (c) the non-employee directors elected at the Meeting each be granted an option for 45,000 shares under the Director Plan upon their re-election, which option shall be exercisable immediately as to one third of the shares, and shall become exercisable as to another third of the shares on the first anniversary of its grant and as to the final third on the second anniversary of its grant,

      (d) the options granted pursuant to clause (c) above shall become fully vested and exercisable in the event of a change in control of the Company in accordance with the terms of the Director Plan, and

      (e) any non-employee director that is granted an option pursuant to clause (c) above shall not be eligible to receive an annual option grant otherwise due under the Director Plan upon re-election to Board at the Meeting or at the annual shareholder meetings to be held in 2003 and 2004.

        The Company believes it is important that the interests of its directors be aligned with those of its shareholders and that the Director Plan is one means of strengthening that link. The amendments are intended to provide the non-employee directors with an increased stake in the Company and an increased interest in the Company's long-term performance. The Board of
Directors   believes  the  amendments   will   substantially   strengthen  the
alignment of the interests of the directors with those of the shareholders.

Summary of the Director Plan

        Since August 23, 1995, the Company has maintained the Director Plan for the benefit of non-employee directors of the Company. The Director Plan is administered by the Board which has the authority to adopt such rules and regulations and to make such determinations as are necessary or desirable for
the   implementation   and   administration  of  the  Director  Plan  and  not
inconsistent with its terms.

        The Director Plan provides for the grant of options to purchase up to an aggregate of 650,000 shares of Common Stock, of which 320,332 shares remain available for grant as of March 31, 2002. The closing price of a share of Common Stock as of April 17, 2002 was $12.12. Shares of Common Stock covered by expired or terminated options under the Director Plan may be used for subsequent awards under the Director Plan.

        The Director Plan currently provides for the automatic grant (i) of an option to purchase 12,000 shares to each non-employee director upon his or her initial election as a member of the Board, and (ii) of an option to purchase 12,000 shares each time a non-employee director is re-elected as a member of the Board. All options granted under the Director Plan expire no later than ten years after the date of grant or on such earlier date as determined in the event of a reorganization.

        The purchase price for the option stock is 100 percent of the fair market value of the stock on the day the option is granted. Options granted under the Director Plan currently become exercisable with respect to one third of the shares on the first anniversary of the grant date and thereafter become exercisable with respect to the balance of the shares in equal installments on the last day of each of the eight successive three month periods following the first anniversary of the grant. Each option also becomes immediately exercisable in full upon the death or disability of such director or an unsuccessful attempt by such director to win re-election to the Board. Any options subject to this acceleration clause can be exercised in whole or in part within one year after termination. In addition, under the Director Plan, in the event of a change of control, all outstanding options granted under the Director Plan accelerate and are exercisable in full provided that no option can be exercised by a participant after the termination date of the option. Under the Director Plan, a change in control includes a sale of substantially all of the Company's assets; the acquisition by a person or group of beneficial ownership of 51 percent or more of the outstanding Common Stock or the commencement of a tender offer for such an acquisition; a merger in which the shareholders of the Company receive shares of another company; a reorganization, a merger or other transaction resulting in the consolidation of the Company with another company for federal income tax purposes; and any other transaction in which there is a sufficient change in the share ownership of the Company to change the effective control of the Company.

        As a result of the proposed amendments to the Director Plan, each of the five non-employee directors nominated for re-election as directors of the Company at the Meeting will receive the benefits shown below:

      (a) an option for 45,000 shares with an exercise price equal to the closing price of the Common Stock on the date of the Meeting which will be exercisable as to one third of the shares immediately, one third on the first anniversary of the date of grant and one third on the second anniversary of the date of grant, subject to immediate vesting of all of the shares if a change in control occurs; and

      (b) commencing with the annual shareholders meeting in 2005, an annual grant upon re-election to the Board of an option for 15,000 shares which will be immediately fully vested and exercisable.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT OF THE COMPANY'S NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and eligible to vote at the meeting is required to approve this proposal.

                                 PROPOSAL #4
             RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Audit Fees

      Audit fees billed or expected to be billed to the Company by Ernst & Young LLP for the audit of the Company's financial statements for Fiscal 2001 and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for 2001 totaled $288,000.

Financial Information Systems Design and Implementation Fees

      During Fiscal 2001 the Company did not incur and was not billed by Ernst & Young LLP for any services relating to the design and implementation of financial information systems.

All Other Fees

      Fees billed or expected to be billed to the Company by Ernst & Young LLP for all other services provided during Fiscal 2001, including tax-related services and executive compensation matters, totaled $67,130.

Appointment of Auditors

      The Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2002. A proposal to ratify that appointment will be presented at the Meeting. Ernst & Young LLP has served as the Company's independent auditors since September 1986. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

                                 OTHER ACTION

      The Board of Directors of the Company is not aware at this time of any other matters which will be presented for action at the Meeting. However, if any matters other than those referred to above properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

                            SHAREHOLDER PROPOSALS

      Proposals  of  shareholders  intended to be presented at the 2003 Annual
Meeting of the Shareholders of the Company and included in the Proxy Statement and form of Proxy relating to that meeting must be received by the Company no later than December 31, 2002 in order to qualify for such inclusion. If the Company does not receive notice before March 31, 2003 of any other shareholder proposal intended to be presented at the 2003 Annual Meeting but not included in the Proxy Statement and form of Proxy relating to that meeting, then the persons named in the Proxy solicited by the Board for that meeting will be allowed to exercise discretionary voting power to vote on that proposal.

                        NO INCORPORATION BY REFERENCE

        The information under the headings "Performance Graph," "Compensation Committee Report on Executive Compensation" and "Audit Committee Report" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

                            SOLICITATION STATEMENT

        The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Brokers,
nominees,   custodians  and   fiduciaries   have  been  requested  to  forward
solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith. In addition, the Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies, and has agreed to pay such firm approximately $5,500, plus reasonable expenses incurred, for its services.


Hauppauge, New York                       By Order of the Board of Directors
May 1, 2002
                                          /s/ Nancy F. Lanis
                                          ----------------------------------
                                              Nancy F. Lanis
                                              Secretary